Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact		Media Contact
Tony Thene		Kevin G. Lowery
(212) 836-2674		(412) 553-1424
	Mobile	(724) 422-7844

ALCOA TO RE-POSITION DOWNSTREAM OPERATIONS

WILL CREATE SOFT ALLOY EXTRUSION JV WITH ORKLA ASA’s SAPA;

RESTRUCTURE UPSTREAM AND DOWNSTREAM OPERATIONS

NEW YORK, NY – November 21, 2006 – Alcoa today announced it will re-position several of its downstream operations in order to further improve returns and profitability through a targeted restructuring of operations and the creation of a soft alloy extrusion joint venture with the intention of eventually offering the venture to the public markets through an IPO.

Following an extensive review of its downstream operations, Alcoa has a letter of intent with Orkla ASA’s SAPA Group (Sapa) to create a joint venture that would combine its soft alloy extrusion business with Sapa’s Profiles extruded aluminum business, with the intention of eventually offering an IPO of the combined entity.

The new venture will be majority owned by Orkla and operated by Sapa. It is anticipated that the joint venture will be formed by the end of the first quarter 2007, subject to customary government approvals.

Alcoa’s soft alloy extrusion business has 22 facilities in eight countries and approximately 6,400 employees. In 2005, total soft alloy extrusion shipments were approximately 585,000 metric tons and revenues were approximately $2.1 billion. Sapa’s Profiles business has 18 facilities in 12 countries and approximately 6,000 employees. It had 2005 shipments of 275,000 metric tons and revenues of $1.3 billion.

Alcoa will continue to operate its hard alloy extrusion business which serves the aerospace, automotive, and selected other markets. Separately, Alcoa will begin the process to divest the three soft alloy facilities not included in the joint venture located in Warren, OH; Tifton, GA; and Plant City, FL.

“After reviewing a number of options, we have decided the best course to further strengthen our downstream operations and maximize shareowner returns is to combine the soft alloy operations of these two businesses,” said Alcoa Chairman and CEO Alain Belda.

“The combination of these two operations provides many opportunities to improve profitability by leveraging the scale of a broader global manufacturing system,” said Belda.

“Our overall downstream operations have continued to improve their financial performance the past few years. We have leading positions in key flat-rolled product segments where we have grown 14 percent annually since 2002 and where we are also in a strong position to capture further growth in China and Russia,” added Belda. “Other downstream operations such as Alcoa Howmet and Alcoa Fastening Systems have improved profitability by more than 60 percent the past year. And our forgings, global building and construction and hard alloy extrusion businesses are solid performers. This move and our continued focus to continually maximize returns should serve our downstream operations well for the next several years.”

As part of the review of its overall downstream operations, Alcoa also plans a targeted restructuring program in order to further increase efficiency and profitability. The restructuring will encompass plant closings and consolidations that will affect approximately 6,700 positions across the company’s global businesses during the next year. This program is expected to save approximately $125 million before taxes on an annualized basis.

“Through the first three quarters of 2006, we have generated more earnings than in any full year in our Company’s history, and in order to continue to move forward, we now need to take the difficult but necessary restructuring steps that will continue to maximize profitability across the Company,” said Belda.

Included in the fourth quarter 2006 restructuring are the following major components:

Flat Rolled Products (FRP)

•	Restructuring of the company’s can sheet operations resulting in the elimination of approximately 320 positions, including the closure of the Swansea can sheet facility in the United Kingdom;

•	Conversion of the idled San Antonio, Texas rolling mill into a temporary flat rolled products technical facility serving Alcoa’s global FRP business.

Extruded and End Products

•	Optimization of the company’s global hard alloy extrusion production operations serving the aerospace, automotive and industrial products markets, resulting in the elimination of approximately 370 positions in the U.S. and Europe.

Engineered Solutions

•	Restructuring and consolidation of the Company’s automotive and light vehicle wire harness and component operations, including the closure of the manufacturing operations of the AFL Seixal plant in Portugal and restructuring of the AFL light vehicle and component operations in the U.S. and Mexico affecting more than 4,800 positions.

Packaging and Consumer

•	Consolidation of selected operations within the company’s global packaging production to increase productivity, resulting in the elimination of approximately 470 positions.

Primary Metals and Alumina

•	Reduction within the company’s global primary metals and alumina operations by approximately 330 positions to further strengthen the company’s position on the global cost curve.

Total charges for the fourth quarter 2006 – including an impairment charge associated with the contribution of assets to the soft alloy joint venture, and the restructuring — are expected to be between $375 million and $425 million after tax, with approximately 50 percent attributable to the soft alloy extrusion business.

In addition, the Company will recognize an $85 to $95 million after-tax gain in discontinued operations in the fourth quarter as a result of the previously announced sale of its Home Exteriors business on October 31, 2006 for $305 million in cash. Alcoa is scheduled to report its fourth quarter and year-end 2006 results on January 9, 2007.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations, and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in global economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefit costs, labor disputes or other factors; (d) Alcoa’s inability to realize the full extent of the expected savings or benefits from its restructuring activities, to complete such activities in accordance with its planned timetable, or to assure that subsequent refinements or developments in its plans do not cause the actual charges to exceed the estimated charges; (e) changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (f) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005, Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and other reports filed with the Securities and Exchange Commission.

This release does not constitute an offer of any securities for sale.